Exhibit 10.1

FORM OF AT HOME GROUP INC. 2016 EQUITY INCENTIVE PLAN

NONSTATUTORY STOCK OPTION - Notice of Grant

(CEO SPECIAL GRANT)

At Home Group Inc. (the “Company”), a Delaware corporation, hereby grants to the Optionee set forth below (the “Optionee”) an option (the “Option”) to purchase the number of Shares of common stock of the Company (“Shares”) set forth below at the Option Price set forth below, pursuant to the terms and conditions of this Notice of Grant (the “Notice”), the Nonstatutory Stock Option Award Agreement (reference number 2018-C)  attached hereto as Exhibit A (the “Award Agreement”), and the At Home Group Inc. 2016 Equity Incentive Plan (the “Plan”).

Date of Grant:	[•], 2018
Name of Optionee:	Lewis L. Bird III
Number of Shares Subject to Option:	[•][1] Shares
Option Price (Price per Share):	$[•][2] per Share
Expiration Date:	7 year anniversary of the Date of Grant
Vesting:

The Option shall be fully vested and exercisable as of the Date of Grant.  The Shares deliverable upon exercise of the Option shall be subject to the terms and conditions set forth in Section 3 of the Award Agreement.

The Option shall be subject to the execution and return of this Notice by the Optionee to the Company within 30 days of the date hereof (including by utilizing an electronic signature and/or web-based approval and notice process or any other process as may be authorized by the Company). This Option is a non-qualified stock option and is not intended by the parties hereto to be, and shall not be treated as, an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Award Agreement or, if not defined therein, in the Plan, unless the context requires otherwise.  By executing this Notice, the Optionee acknowledges that his or her agreement to the covenants set forth in Section 7 of the Award Agreement is a material inducement to the Company in granting this Award to the Optionee.

This Notice may be executed by facsimile or electronic means (including, without limitation, PDF) and in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

[Signature Page Follows]

1    Amount to equal (i) 1,500,000 shares,  plus (ii) an additional number of options having a fair value (as estimated using the Black Scholes pricing model) as of June 12, 2018 equal to the product of (x) 1,500,000 and (y) the excess of the Fair Market Value of a Share on June 12, 2018 over $31.56.

2    To equal the Fair Market Value of a Share on June 12, 2018.

IN WITNESS WHEREOF, the parties hereto have executed this Notice of Grant as of the Date of Grant set forth above.

AT HOME GROUP INC.

By:
Name:
Title:

OPTIONEE

Name:	Lewis L. Bird III

[Signature Page to Notice of Grant for At Home Group Inc. 2016 Equity Incentive Plan Nonqualified Stock Option (CEO Special Grant)]

Exhibit A

AT HOME GROUP INC.

2016 EQUITY INCENTIVE PLAN

NON-STATUTORY STOCK OPTION

Award Agreement

(CEO SPECIAL GRANT)

Reference Number: 2018-C

THIS NONSTATUTORY STOCK OPTION AWARD AGREEMENT (the “Award Agreement”) is entered into by and among At Home Group Inc. (the “Company”) and the individual set forth on the signature page to that certain Notice of Grant (the “Notice”) to which this Award Agreement is attached.  The terms and conditions of the Option granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, shall be as set forth in the Notice and this Award Agreement.    Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Notice or, if not defined therein, in the Plan, unless the context requires otherwise.

1.        No Right to Continued Employee Status or Consultant Service

Nothing contained in this Award Agreement shall confer upon the Optionee the right to the continuation of his or her Employee status, or, in the case of a Consultant or Director, to the continuation of his or her service arrangement, or in either case to interfere with the right of the Company or any of its Subsidiaries or other Affiliates to Terminate the Optionee.

2.       Term of Option

As a general matter, the Option will expire on the Expiration Date set forth in the Notice and be deemed to have been forfeited by the Optionee. As provided below, the Optionee’s right to exercise the Option may expire prior to the Expiration Date if the Optionee Terminates, including in the event of the Optionee’s Disability or death. This Award Agreement shall remain in effect until the Option has fully been exercised or any unexercised portion thereof has been forfeited by the Optionee and the transfer restrictions on the Option Shares have lapsed, in each case, as provided in this Award Agreement. No portion of this Option shall be exercisable after the Expiration Date, or such earlier date as may be applicable, except as provided herein.

3.        Vesting of Option; Transfer Restrictions on Option Shares

(a) The Option shall be fully vested as of the Date of Grant.

(b) To the extent the Optionee chooses to exercise the Option in accordance with Section 4, the Optionee agrees that, during the Transfer Restriction Period, unless otherwise required by law, the Shares delivered upon exercise of the Option (the “Option Shares”) shall not be sold, transferred or otherwise disposed of, pledged or otherwise hypothecated or subject to attachment, execution or levy of any kind, other than by will or by the laws of descent or distribution; provided,  however, that any transferred Option Shares will be subject to all of the same terms and conditions as provided in the Plan and this Award Agreement and the Optionee’s estate or beneficiary appointed in accordance with the Plan will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority.  For purposes of this Agreement, the “Transfer Restriction Period” shall mean the period beginning on the Date of Grant and ending on the earliest of (i) (A) the fourth (4th) anniversary of the Date of Grant, if the Optionee does not experience a Termination prior to such fourth (4th) anniversary, and (B) the eighth (8th) anniversary of the Date of Grant, if the Optionee experiences a Termination (other than a Severance Event) prior to the fourth (4th) anniversary of the Date of Grant, (ii) the date on which the Optionee experiences a Termination under circumstances constituting a Severance Event (as defined below), and (iii) the date on which a Change in Control is consummated.  For purposes of this Award Agreement, a “Severance Event” means the Optionee’s Termination without “Cause”, resignation for “Good Reason” (as such terms are defined in the Optionee’s employment agreement with the Company or one of its Subsidiaries in effect as of the date of such Severance Event), or due to death or Disability.

4.        Exercise

Prior to the Expiration Date and at any time prior to the Optionee’s Termination, the Optionee may exercise all or a portion of the Option by giving notice in the form, to the person, and using the administrative method and the exercise procedures established by the Committee from time to time (including any procedures utilizing an electronic signature and/or web-based approval and notice process), specifying the number of Option Shares to be acquired. The Optionee’s right to exercise the Option following the date of the Optionee’s Termination will depend on the reason for such Termination, as described in Section 5 below.

The Optionee must pay to the Company at the time of exercise the amount of the Option Price for the number of Shares covered by the notice to exercise (“Aggregate Option Price”). The Aggregate Option Price for any Shares purchased pursuant to the exercise of an Option shall be paid in any or any combination of the following forms: (w) cash or its equivalent (e.g., a check);  (x) if and to the extent that the transfer restrictions set forth in Section  3(b) above have lapsed with respect to the Option Shares, by making arrangements with respect to such Option Shares through a registered broker-dealer pursuant to cashless exercise procedures established by the Committee from time to time; (y) if permitted by the Committee in its sole discretion, the transfer, either actually or by attestation, to the Company of Shares that have been held by the Optionee for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee; or (z) in the form of other property as determined by the Committee in its sole discretion. Any Shares transferred to the Company as payment of the exercise price under an Option shall be valued at their Fair Market Value on the last business day preceding the date of exercise of such Option. In addition, at the discretion of the Committee in its sole discretion at the time of exercise, the Optionee may provide for the payment of the Aggregate Option Price through Share withholding as a result of which the number of Shares issued upon exercise of an Option would be reduced by a number of Shares having a Fair Market Value equal to the Aggregate Option Price. If requested by the Committee, the Optionee shall deliver this Award Agreement to the Company, which shall endorse thereon a notation of such exercise and return such Award Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded down to the nearest number of whole Shares.

5.        Termination of Service; Repurchase of Option Shares

(a) Except as otherwise provided in Sections  5(b) and (c) below, if the Optionee incurs a Termination, then the portion of this Option that has not been exercised shall remain exercisable until, and shall terminate upon, the first to occur of (i) the end of the day that is ninety (90) days following the date of the Optionee’s Termination or, (ii) the Expiration Date.

(b) If the Optionee incurs a Termination by reason of death or Disability, the Option shall remain exercisable until, and shall terminate upon, the first to occur of (i) the end of the day that is one (1) year after the date of the Optionee’s Termination for death or Disability, as applicable, or (ii) the Expiration Date of the Option.  Until such termination of the Option, the Option may, to the extent that this Option has not previously been exercised by the Optionee, be exercised by the Optionee in the case of his Disability, or, in the case of death, by the Optionee’s personal representative or the person entitled to the Optionee’s rights under this Award Agreement.

(c) If the Optionee incurs a Termination for Cause, then (i) this Option and all rights attached hereto shall be forfeited and terminate immediately upon the effective date of such Termination for Cause, and (ii) the Company may repurchase any or all Option Shares then held by the Optionee with respect to which the transfer restrictions set forth in Section  3(b) above have not yet lapsed (such repurchased Shares, the “Called Shares”) by delivering written notice to the Optionee of such repurchase and setting forth the number of Called Shares and the repurchase price of such Called Shares, which repurchase price shall equal the lesser of the Option Price per Share and the Fair Market Value per Called Share on the date of such written notice.  The closing of any such repurchase will take place at the principal office of the Company within fifteen (15) days following the date such repurchase notice is delivered, at which time the Optionee shall sell, convey, transfer, assign, and deliver to the Company all right, title, and interest in and to the Called Shares, which shall constitute (and at the closing, the Optionee shall represent, warrant, and certify the same to the Company in writing) good and unencumbered title to the Called Shares free and clear of all liens, security interests, encumbrances and adverse claims of any kind and nature (except pursuant to this Award Agreement), and hereby authorizes the Company to take any and all action necessary to reflect such transfer on the books and records of the Company, and the Company shall deliver to Optionee, in full payment of the purchase price for the Called Shares, either a wire transfer to an account designated by Optionee or a cashier’s, certified or official bank check payable to the order of Optionee (the method of payment at the Company’s discretion), in an amount equal to the aggregate purchase price of the Called Shares.  From and after the date notice of repurchase is delivered to the Optionee, the Optionee shall have no rights with respect to the Called Shares (including, without limitation, any rights to any dividends in respect thereof deferred pursuant to Section 6, which shall be forfeited without consideration), except to receive the purchase price therefor.

6.        Dividend Rights

Upon the issuance of Option Shares and the entry of the Optionee’s name as a shareholder of record on the books of the Company, the Optionee shall be, until such time as the Optionee ceases to be the holder of such Option Shares, entitled to all rights of a common shareholder of the Company, including, without limitation, the right to receive all dividends or other distributions paid or made with respect thereto;  provided,  however, that any entitlement to or payment of dividends or distributions declared or paid on Option Shares (other than the minimum amount of such dividend or distribution necessary to cover applicable taxes due in respect of such dividend or distribution) shall be deferred until such date the transfer restrictions in respect of the applicable Option Shares in respect of which such dividends or distributions were made lapse pursuant to this Award Agreement.  Any such deferred dividends shall be held by the Company for the account of the Optionee and, subject to Sections 5 and 7, shall be paid to the Optionee, with no interest thereon, as promptly as practicable following the date on which the transfer restrictions in respect of the Option Shares in respect of which such dividends or distributions were made lapse pursuant to this Award Agreement.

7.        Prohibited Activities

(a)     No Sale or Transfer. Unless otherwise required by law, this Option shall not be (i) sold, transferred or otherwise disposed of, (ii) pledged or otherwise hypothecated or (iii) subject to attachment, execution or levy of any kind, other than by will or by the laws of descent or distribution; provided,  however, that any transferred Option will be subject to all of the same terms and conditions as provided in the Plan and this Award Agreement and the Optionee’s estate or beneficiary appointed in accordance with the Plan will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority.

(b)     Right to Terminate Option and Recovery of Option Shares.  The Optionee understands and agrees that the Company has granted this Option to the Optionee to reward the Optionee for the Optionee’s future efforts and loyalty to the Company and its Affiliates by giving the Optionee the opportunity to participate in the potential future appreciation of the Company.  Accordingly, if (i) the Optionee materially violates the Optionee’s obligations relating to the non-disclosure or non-use of confidential or proprietary information under any Restrictive Agreement to which the Optionee is a party, or (ii) the Optionee materially breaches or violates the Optionee’s obligations relating to non-disparagement under any Restrictive Agreement to which the Optionee is a party, or (iii) the Optionee engages in any activity prohibited by Section 7 of this Award Agreement, or (iv) the Optionee materially breaches or violates any non-solicitation obligations under any Restrictive Agreement to which the Optionee is a party, or (v) the Optionee materially breaches or violates any non-competition obligations under any Restrictive Agreement to which the Optionee is a party, or (vi) the Optionee is convicted of a felony against the Company or any of its Affiliates, then, in addition to any other rights and remedies available to the Company, the Company shall be entitled, at its option, exercisable by written notice, to (x) terminate the Option (including the vested portion of the Option), or any unexercised portion thereof, which shall be of no further force and effect, and (y) repurchase any or all Option Shares then held by the Optionee with respect to which the transfer restrictions set forth in Section  3(b) above have not yet lapsed, in the manner set forth in Section 5 above.  “Restrictive Agreement” shall mean any agreement between the Company or any Subsidiary and the Optionee (including any prior option agreement) that contains non-competition, non-solicitation, non-hire, non-disparagement, or confidentiality restrictions applicable to the Optionee.

(c)      Other Remedies. The Optionee specifically acknowledges and agrees that its remedies under this Section 7 shall not prevent the Company or any Subsidiary from seeking injunctive or other equitable relief in connection with the Optionee’s breach of any Restrictive Agreement.  In the event that the provisions of this Section 7 should ever be deemed to exceed the limitation provided by applicable law, then the Optionee and the Company agree that such provisions shall be reformed to set forth the maximum limitations permitted.

8.        No Rights as Stockholder

The Optionee shall have no rights as a stockholder with respect to the Shares covered by any exercise of this Option until the effective date of issuance of the Shares and the entry of the Optionee’s name as a shareholder of record on the books of the Company following exercise of this Option.

9.        Taxation upon Exercise of Option; Tax Withholding;  Section 83(b) Election

(a)     Taxation upon Exercise of Option.    The Optionee understands that, upon exercise of this Option, the Optionee will recognize income, for Federal, state and local income tax purposes, as applicable, in an amount equal to the amount by which the Fair Market Value of the Option Shares, determined as of the date of exercise, exceeds the Option Price. The acceptance of the Option Shares by the Optionee shall constitute an agreement by the Optionee to report such income in accordance with then applicable law and to cooperate with Company and its subsidiaries in establishing the amount of such income and corresponding deduction to the Company and/or its subsidiaries for its income tax purposes.

(b)     Tax Withholding.    The Optionee is responsible for all tax obligations that arise as a result of the exercise of this Option, the delivery of Option Shares, and the lapsing of transfer restrictions in respect of Option Shares.  The delivery of certificates or evidence of book entry registration representing Option Shares to the Optionee shall be subject to the satisfaction of such obligations.   The Company may withhold from any amount payable to the Optionee an amount sufficient to cover any Federal, state or local withholding taxes which may become required with respect to such exercise, delivery, and/or lapsing of restrictions, or take any other action it deems necessary to satisfy any income or other tax withholding requirements as a result thereof. The Company shall have the right to require the payment of any such taxes and require that the Optionee, or the Optionee’s beneficiary, to furnish information deemed necessary by the Company to meet any tax reporting obligation as a condition to exercise or before the issuance of any Shares pursuant to this Option or the delivery of certificates or evidence of book entry registration representing Option Shares. The Optionee may pay his or her withholding tax obligation by making (w) a cash payment to the Company, or (x) if and to the extent that the transfer restrictions set forth in Section  3(b) above have lapsed with respect to the Option Shares, arrangements with respect to such Option Shares through a registered broker-dealer pursuant to cashless exercise procedures established by the Committee from time to time.  In addition, the Committee, in its sole discretion, may allow the Optionee to pay his or her withholding tax obligation in connection with the exercise of the Option, by (y) having withheld a portion of the Shares then issuable to him or her upon exercise of the Option or (z) surrendering Shares that have been held by the Optionee for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the exercise of the Award, in each case having an aggregate Fair Market Value equal to the withholding taxes.

(c)     Section 83(b) Election.  If the Optionee makes an election pursuant to Section 83(b) of the Code concerning the Option Shares deliverable upon exercise of the Option, the Optionee shall be required to file promptly a copy of such election with the Company.

10.       Securities Laws; Tolling of Exercise Period Expiration

(a)     Upon the acquisition of any Shares pursuant to the exercise of the Option, the Optionee will make such written representations, warranties, and agreements as the Committee may reasonably request in order to comply with securities laws or with this Award Agreement. Optionee hereby agrees not to offer, sell or otherwise attempt to dispose of any Shares issued to the Optionee upon exercise of the Option in any way which would: (x) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other county) or to amend or supplement any such filing or (y) violate or cause the Company to violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, or any other Federal, state or local law, or the laws of any other country. The Company reserves the right to place restrictions (in addition to those restrictions described in Section  3(b) above) on any Shares the Optionee may receive as a result of the exercise of the Option.

(b) Notwithstanding any provision contained in this Award Agreement or the Plan to the contrary,

(i) if, following the Optionee’s Termination, all or a portion of the exercise period applicable to the Option occurs during a time when the Optionee cannot exercise the Option without violating (w) an applicable Federal, state or local law, (x) the rules related to a blackout period declared by the Company, (y) any agreed to lock-up arrangement, or (z) other similar circumstance, in each case, the exercise period applicable to the Option will be tolled for the number of days that such prohibitions or restrictions apply, such that the exercise period will be extended by the same number of days as were subject to the prohibitions or restrictions; provided,  however, that the exercise period may not be extended due to such tolling past the Expiration Date of the Option as set forth above; and

(ii) if the Expiration Date is set to occur during a time that the Optionee cannot exercise the Option without violating an applicable Federal, state or local law (and the Option has not previously been exercised or otherwise terminated), the exercise period will be tolled until such time as the violation would no longer apply; provided,  however, that the exercise period applicable to the Option in this event will be fifteen (15) days from the date such potential violation is longer applicable.

11.       Modification, Extension and Renewal of Options

This Award Agreement may not be modified, amended, terminated and no provision hereof may be waived in whole or in part except by a written agreement signed by the Company and the Optionee and no modification shall, without the consent of the Optionee, alter to the Optionee’s material detriment or materially impair any rights of the Optionee under this Award Agreement except to the extent permitted under the Plan.

12.       Notices

Unless otherwise provided herein, any notices or other communication given or made pursuant to the Notice, this Award Agreement or the Plan shall be in writing and shall be deemed to have been duly given (i) as of the date delivered, if personally delivered (including receipted courier service) or overnight delivery service, with confirmation of receipt; (ii) on the date the delivering party receives confirmation, if delivered by facsimile to the number indicated or by email to the address indicated or through an electronic administrative system designated by the Company; (iii) one (1) business day after being sent by reputable commercial overnight delivery service courier, with confirmation of receipt; or (iv) three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a)	If to the Company at the address below:

At Home Group Inc.

1600 East Plano Parkway

Plano, Texas 75074

Attn: General Counsel

Phone:  (972) 265-6227

(b)	If to the Optionee, at the most recent address, facsimile number or email contained in the Company’s records.

13.       Award Agreement Subject to Plan and Applicable Law

This Option is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of the Plan is attached hereto. Any provision of this Option inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. The Plan shall control in the event there shall be any conflict between the Plan, the Notice, and this Award Agreement, and it shall control as to any matters not contained in this Award Agreement. The Committee shall have authority to make constructions of this Award Agreement, and to correct any defect or supply any omission or reconcile any inconsistency in this Award Agreement, and to prescribe rules and regulations relating to the administration of this Award and other Awards granted under the Plan.

This Option shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof, and subject to the exclusive jurisdiction of the courts therein. The Optionee hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the State of Delaware having subject matter jurisdiction in the matter.

14.       Headings and Capitalized Terms

Unless otherwise provided herein, capitalized terms used herein that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. Headings are for convenience only and are not deemed to be part of this Award Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Award Agreement.

15.       Severability and Reformation

If any provision of this Award Agreement shall be determined by a court of law of competent jurisdiction to be unenforceable for any reason, such unenforceability shall not affect the enforceability of any of the remaining provisions hereof; and this Award Agreement, to the fullest extent lawful, shall be reformed and construed as if such unenforceable provision, or part thereof, had never been contained herein, and such provision or part thereof shall be reformed or construed so that it would be enforceable to the maximum extent legally possible.

16.       Binding Effect

This Award Agreement shall be binding upon the parties hereto, together with their personal executors, administrator, successors, personal representatives, heirs and permitted assigns.

17.       Entire Agreement

This Award Agreement, together with the Plan, supersedes all prior written and oral agreements and understandings among the parties as to its subject matter and constitutes the entire agreement of the parties with respect to the subject matter hereof.  If there is any conflict between the Notice, this Award Agreement and the Plan, then the applicable terms of the Plan shall govern.

18.       Waiver

Waiver by any party of any breach of this Award Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right whether or not of the same or a similar nature. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.